Exhibit 99.1
                                                                   ------------


MEREDITH CORPORATION REPORTS
FISCAL 2001 FIRST QUARTER RESULTS
Company Meets First Call Consensus Earnings Per Share Estimate


DES MOINES, Iowa -- (October 17, 2000) -- Meredith Corporation (NYSE: MDP) today reported earnings for the fiscal 2001 first quarter ended September 30, 2000, of $16.5 million or 32 cents per share, in line with the current First Call consensus estimate. This compares to $18.0 million or 34 cents per share in the prior-year first quarter.

First quarter company revenues were $250.0 million versus comparable revenues of $252.2 million in the prior-year period. The comparable fiscal 2000 revenues are adjusted for discontinued magazine titles. Reported company revenues for the prior-year first quarter were $260.4 million.

"We have been focused on controlling our operating expenses in anticipation of a difficult quarter," said Kerr, who noted that first quarter operating costs declined by 3 percent or $6.8 million versus the prior-year period. "However, the key to building long-term shareholder value is profitable revenue growth. Our commitment to this is demonstrated by our recently announced circulation, Internet and marketing initiatives. We believe these steps are crucial in delivering the strong financial performance we have achieved historically."


OPERATING RESULTS

PUBLISHING
----------
First quarter Publishing operating profit was even with the prior-year quarter at $28.4 million. Publishing revenues were $184.9 million versus comparable revenues of $185.5 million in the fiscal 2000 first quarter. The prior-year comparable revenues have been adjusted for discontinued titles including Cross Stitch & Needlework, Crayola Kids and Decorative Woodcrafts. Reported prior-year first quarter publishing revenues were $193.7 million. While advertising and circulation revenues declined from the prior year, other publishing revenues increased 7 percent due to growth in the book publishing and integrated marketing operations.

"Reduced advertising spending by packaged-goods companies impacted the first-quarter results, primarily at Better Homes and Gardens and Ladies' Home Journal magazines. Pages for all of our other magazines increased 9 percent for the quarter, but that was not enough to offset the decline in our two largest publications," said Kerr. "Because of our diligent cost-control efforts, we were able to maintain our operating profit at the prior-year level."

Interactive Media
Fiscal 2001 first quarter interactive media revenues were $1.1 million versus $300,000 in the prior-year quarter. Operating losses were ($1.9 million), versus ($1.5 million) in fiscal 2000.


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The number of registrations generated by Meredith Web sites continues to grow at a rapid pace. By the end of the fiscal 2001 first quarter, the company had surpassed the 1 million mark. Page views for all Meredith sites grew 60 percent and unique visitors grew 40 percent for the fiscal 2001 first quarter versus the same period last year. The company also generated 153 percent more subscriptions online. Kerr said this demonstrates the potential for significant success related to the company's Internet investments over time.

BROADCASTING
------------
Broadcasting Group operating profit for the fiscal 2001 first quarter was $10.1 million, compared to $13.5 million in the prior-year first quarter. First quarter Broadcasting Group revenues were $65.1 million, compared to $66.7 million in fiscal 2000.

Total company earnings for the fiscal 2001 first quarter include dilution of 9 cents per share from the March 1, 1999, acquisition of the Atlanta CBS affiliate. In fiscal 2000, dilution related to the acquisition was 8 cents for the first quarter.

Meredith's television stations reported mixed results for the quarter. Strong operating profit and revenue growth was reported by KCTV (CBS) in Kansas City; WNEM (CBS) in Flint/Saginaw, Mich.; and KFXO (FOX) in Bend, Ore. WGCL (CBS) in Atlanta also showed revenue growth, which was offset by continued investment spending. Stations reporting quarter-over-quarter operating profit and revenue declines included KPHO (CBS) in Phoenix; WOFL (FOX) in Orlando; WSMV (NBC) in Nashville; KPDX (FOX) in Portland, Ore.; and WFSB (CBS) in Hartford, Conn.

"Looking at our group as a whole, we did not significantly benefit from two key revenue-generating opportunities in the quarter - political spending and the Summer Olympics," Kerr said. "Regarding political advertising, most of the spending was in battleground states and, as a result, only our Kansas City and Flint/Saginaw stations benefited to any real degree. With the Olympics, we own just one NBC station (Nashville), and many clients curbed spending rather than advertise opposite the Olympics. Also, the timing of the Olympics pushed the start of network fall programming into the second quarter, delaying some advertising spending across the industry.

"We are actively pursuing strategies to improve the internal performance of our Broadcasting Group," Kerr continued. "These include growing revenues and margins through concentration on sales enhancements, news expansions and improvements, and cost control initiatives."

OTHER
-----
The company's first quarter results reflect a lower income tax rate that is expected to remain in effect for the balance of the fiscal year.

Meredith repurchased 448,000 shares of stock in the first quarter in conjunction with the company's ongoing share repurchase program, versus 172,000 shares in the prior-year first quarter. Meredith repurchased 1.7 million shares in fiscal 2000. Nearly 1.4 million shares are currently authorized for repurchase.



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

ABOUT MEREDITH CORPORATION
--------------------------
Meredith Corporation (www.meredith.com) is one of the nation's leading media and marketing companies with businesses centering on magazine and book publishing, television broadcasting, and interactive and integrated marketing. The Meredith Publishing Group includes more than 20 magazine brands, including Better Homes and Gardens and Ladies' Home Journal, and more than 100 special interest publications. Meredith owns 12 television stations -- including properties in top 25 markets such as Atlanta, Phoenix, Orlando and Portland -- and produces original television programming based on its strong brands.

Meredith has nearly 300 books in print and has established marketing relationships with some of America's leading companies, including The Home Depot, Kraft Foods and Nestle USA. Meredith's consumer database, which contains more than 60 million names, is the largest domestic database among media companies and enables magazine and television advertisers to precisely target marketing campaigns. Additionally, Meredith has an extensive Internet presence, including 26 web sites, strategic alliances with leading specialty Internet destinations and branded anchor tenant positions on America Online.

Meredith Corporation will host a conference call at 11:00 a.m. eastern time today. Chairman and Chief Executive Officer William Kerr, Chief Financial Officer Suku Radia, Publishing Group President/Senior Vice President Chris Little and Controller Tom Ferree will discuss first-quarter results and respond to questions. A live webcast of the call will be accessible to the public on the company's web site, www.meredith.com. The webcast will remain there until the company releases second-quarter earnings on January 23, 2001.




MEREDITH CORPORATION
FISCAL 2001 FIRST QUARTER
EARNINGS PER SHARE AT A GLANCE

(Note:  All figures are adjusted for stock splits)

The chart below depicts comparable quarterly and fiscal year diluted earnings per share (EPS) before nonrecurring items and discontinued operations.


                 1st Qtr.   2nd Qtr.   3rd Qtr.   4th Qtr.   Fiscal Year
                 --------   --------   --------   --------   -----------
       F1993       .06        .09        .10        .10          .35
       F1994       .08        .13        .16        .13          .50
       F1995       .14        .19        .18        .20          .71
       F1996       .17        .22        .24        .28          .91
       F1997       .22        .31        .33        .36         1.22
       F1998       .27        .40        .37        .42         1.46
       F1999       .32        .47        .41        .44         1.64
       F2000       .34        .48        .47        .42         1.71
       F2001       .32





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Meredith Corporation and Subsidiaries
Consolidated Statements of Earnings (Unaudited)


                                             Three Months
                                          Ended September 30
                                         --------------------
                                            2000       1999
---------------------------------------------------------------
(In thousands except per share)

Revenues(less returns and allowances):
  Advertising                             $149,025   $156,771
  Circulation                               64,514     69,287
  All other                                 36,483     34,346
                                          --------   --------
Total revenues                             250,022    260,404
                                          --------   --------
Operating costs and expenses:
  Production, distribution and edit        110,545    107,997
  Selling, general & administrative         91,460    100,747
  Depreciation and amortization             12,839     12,943
                                          --------   --------
Total operating costs and expenses         214,844    221,687
                                          --------   --------
Income from operations                      35,178     38,717

  Interest income                              209        290
  Interest expense                          (8,520)    (8,868)
                                          --------   --------
Earnings before income taxes                26,867     30,139

  Income taxes                              10,398     12,116
                                          --------   --------
Net earnings                              $ 16,469   $ 18,023
                                          ========   ========


Basic earnings per share                  $   0.33   $   0.35
                                          ========   ========
Basic average shares outstanding            50,272     51,773
                                          ========   ========
Diluted earnings per share                $   0.32   $   0.34
                                          ========   ========
Diluted average shares outstanding          51,522     53,373
                                          ========   ========
Dividends paid per share                  $  0.080   $  0.075
                                          ========   ========









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Meredith Corporation and Subsidiaries
Segment Information (Unaudited)


                                             Three Months
                                          Ended September 30
                                         --------------------
                                            2000       1999
---------------------------------------------------------------
(In thousands)
Revenues
  Publishing                              $184,885   $193,714
  Broadcasting                              65,137     66,690
                                          --------   --------
  Total revenues                          $250,022   $260,404
                                          ========   ========
Operating Profit
  Publishing                              $ 28,410   $ 28,398
  Broadcasting                              10,143     13,545
  Unallocated corporate expense             (3,375)    (3,226)
                                          --------   --------
  Income from operations                    35,178     38,717

  Interest income                              209        290
  Interest expense                          (8,520)    (8,868)
                                          --------   --------
  Earnings before income taxes              26,867     30,139

  Income taxes                              10,398     12,116
                                          --------   --------
  Net earnings                            $ 16,469   $ 18,023
                                          ========   ========

Depreciation & Amortization
  Publishing                              $  2,209   $  2,870
  Broadcasting                               9,948      9,521
  Unallocated corporate                        682        552
                                          --------   --------
  Total depreciation & amortization       $ 12,839   $ 12,943
                                          ========   ========

EBITDA
  Publishing                              $ 30,619   $ 31,268
  Broadcasting                              20,091     23,066
  Unallocated corporate                     (2,693)    (2,674)
                                          --------   --------
 Total EBITDA                             $ 48,017   $ 51,660
                                          ========   ========









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